As filed with the Securities and Exchange Commission on March 8, 2022

Registration No. ___________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PROTAGENIC THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	06-1390025
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

149 Fifth Avenue, Suite 500, New York, New York	10010
(Address of Principal Executive Offices)	(Zip Code)

PROTAGENIC THERAPEUTICS, INC. 2016 EQUITY COMPENSATION PLAN

(Full title of the plan)

Alexander K. Arrow

Chief Financial Officer

149 Fifth Avenue, Suite 500

New York, NY 10010

(Name and address of agent for service)

212-994-8200

(Telephone number, including area code, of agent for service)

with copies of communications to:

Dean Colucci, Esq.

Kelly Carr, Esq.

Duane Morris LLP

1540 Broadway

New York, NY 10036

(973) 424-2020

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒
			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

REGISTRATION OF ADDITIONAL SECURITIES

PURSUANT TO GENERAL INSTRUCTION E

Pursuant to General Instruction E to Form S-8 under the Securities Act, this Registration Statement is filed by Protagenic Therapeutics, Inc. (the “Company” or the ‘Registrant”)) for the purpose of registering additional shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) under the 2016 Equity Compensation Plan (the “2016 Plan”). The number of shares of Common Stock available for issuance under the 2016 Plan is subject to an automatic annual increase on January 1 of each year beginning in 2017 equal to 5.5% of the number of shares of Common Stock outstanding on December 31 of the preceding calendar year or a lesser number of shares of Common Stock determined by the Board of Directors of the Company prior to the December 31calculation for a particular year (the “Evergreen Provision”) up to a maximum of 6 million shares (subject to certain adjustments). This Registration Statement registers an aggregate of 737,040 additional shares of Common Stock available for issuance under the 2016 Plan as a result of operation of the Evergreen Provision: (a) 564,278 shares resulting from operation of the Evergreen Provision in 2019, which were never previously registered and (b) 172,762 shares resulting from operation of the Evergreen Provision in 2022. The size of the increase in shares available for issuance due to the operation of the Evergreen Provision in 2022 was limited due to the 2016 Plan ‘s 6 million share cap being reached.

The shares of Common Stock registered pursuant to this Registration Statement are of the same class of securities as the shares of Common Stock registered for issuance under the 2016 Plan pursuant to the currently effective Registration Statements on Form S-8 (Registration No. 333-214553) filed on November 10, 2016, May 12, 2017 (Registration No. 333-217963), July 3, 2019 (333-232535), March 11, 2020 (333-237081), and March 10, 2021 (333-254112).

. The information contained in the Registrant’s Registration Statements on Forms S-8 (Registration Nos. 333-214553, 333-217963, 333-232535, 333-237081, 333-254112) is hereby incorporated by reference pursuant to General Instruction E.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference the following documents (other than the portions of those documents furnished or otherwise not deemed to be filed) on file with the Commission (File No. 001-12555):

(a)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 25, 2021;

(b)	All other reports filed by the Registrant with the Commission pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in clause (1) above (other than the portions of these documents not deemed to be filed); and

(c)	the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on April 26, 2021, pursuant to Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description..

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

For a list of exhibits, see the Exhibit Index in this Registration Statement, which is incorporated into this Item by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 8th day of March, 2022.

PROTAGENIC THERAPEUTICS, INC.

By:	/s/ Garo H. Armen
Garo H. Armen
Chairman (Principal Executive Officer and Duly Authorized Officer)

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POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below hereby constitutes and appoints Garo H. Armen and Alexander K. Arrow, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Garo H. Armen	Director and Chairman of the Board	March 8, 2022
Garo H. Armen	(Principal Executive Officer)

/s/ Alexander K. Arrow	Chief Financial Officer	March 8, 2022
Alexander K. Arrow	(Principal Financial Officer)

/s/ Robert B. Stein	Director	March 8, 2022
Robert B. Stein

/s/ Khalil Barrage	Director	March 8, 2022
Khalil Barrage

/s/ Brian Corveses	Director	March 8, 2022
Brian Corvese

/s/ Jennifer Buell	Director	March 8, 2022
Jennifer Buell

/s/ Joshua Silverman	Director	March 8, 2022
Joshua Silverman

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EXHIBIT INDEX

Exhibit Number	Description

3.1	Third Amended and Restated Certificate of Incorporation of the Registrant. (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, as filed with the SEC on June 20, 2016).

3.2	Second Amended and Restated Bylaws of Protagenic Therapeutics, Inc. (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, as filed with the SEC on June 1, 2018).

*5.1	Opinion of Duane Morris LLP regarding the legality of securities being registered.

*23.1	Consent of MaloneBailey, LLP.

*23.2	Consent of Duane Morris LLP (Included in Exhibit 5.1).

*24.1	Powers of Attorney (Included on signature page).

99.1	Protagenic Therapeutics, Inc. 2016 Equity Compensation Plan (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, as filed with the SEC on June 20, 2016).

99.2	Form of Incentive Stock Option Agreement under the Protagenic Therapeutics, Inc. 2016 Equity Compensation Plan (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, as filed with the SEC on June 20, 2016).

99.3

Form of Non-Qualified Stock Option Agreement under the Protagenic Therapeutics, Inc. 2016 Equity Compensation Plan (Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, as filed with the SEC on June 20, 2016).

*107.1	Filing Fee Table

* Each document marked with an asterisk is filed herewith.

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